UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 19, 2009
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

On December 31, 2008, Socket Mobile, Inc. (the "Company") entered into new domestic and international working capital credit facility agreements (the "Loan Agreements") with Silicon Valley Bank (the "Lender"), replacing the prior credit facility agreements with the Lender. This transaction was reported on Form 8-K dated December 31, 2008 and filed on January 7, 2009.

On February 19, 2008, the Company and the Lender amended the Loan Agreements effective as of February 15, 2009 (the "Amendments") to extend the expiration date to March 24, 2010, and to reallocate the line limits to enable the Company to continue to borrow up to $2.5 million, of which up to $1.5 million is based on qualified receivables from domestic (U.S. based) customers and up to $1.0 million is based on qualified receivables from international customers. The Company must maintain minimum liquidity based upon a quick ratio calculated at the end of each month. The quick ratio is equal to the quotient of (i) cash and cash equivalents plus net eligible accounts receivables, divided by (ii) current liabilities minus deferred revenues. The minimum quick ratio required at March 31, 2009 is 0.75 and increases to 0.9 at the end of April and May 2009 and to 1.0 thereafter.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, copies of which are attached hereto as Exhibits 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	First Amendment to Second Amended and Restated Loan and Security Agreement, dated February 19, 2009, by and between Socket Mobile, Inc. and Silicon Valley Bank.
10.2	First Amendment to Second Amended and Restated Export-Import Bank Loan and Security Agreement, dated February 19, 2009, by and between Socket Mobile, Inc. and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: February 24, 2009	By: /s/	David W. Dunlap

David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment to Second Amended and Restated Loan and Security Agreement, dated February 19, 2009, by and between Socket Mobile, Inc. and Silicon Valley Bank.
10.2	First Amendment to Second Amended and Restated Export-Import Bank Loan and Security Agreement, dated February 19, 2009, by and between Socket Mobile, Inc. and Silicon Valley Bank.